AMENDMENT NO. 1 to

PARTICIPATION AGREEMENT

This Amendment No. 1 to Participation Agreement (the “Amendment”), effective May 1, 2012, amends that certain Participation Agreement (the “Agreement”), dated August 27, 2010, by and among AXA Equitable Life Insurance Company, Lord Abbett Series Fund, Inc. and Lord Abbett Distributor LLC (collectively, the “Parties”).

WHEREAS, the Parties wish to add Separate Account 70 to Schedule A of the Agreement;

NOW, THEREFORE, the Parties agree to amend the Agreement as follows:

1.	Schedule A. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached new “Schedule A.”

2.	In the event of any inconsistencies between the Agreement and the Amendment, the terms of the Amendment shall govern.

3.	Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first above set forth.

AXA EQUITABLE INSURANCE COMPANY, on behalf of

itself and certain of its separate accounts

By:
Name:	Steven M. Joenk
Title:	Senior Vice President

LORD ABBETT SERIES FUND, INC.

By:
Name:	Lawrence H. Kaplan
Title:	Vice President and Secretary

LORD ABBETT DISTRIBUTOR LLC, by Lord, Abbett & Co. LLC, its Managing Member

By:
Name:	Lawrence H. Kaplan
Title:	Member

SCHEDULE A

CONTRACTS

AXA Equitable Separate Account A

AXA Equitable Separate Account FP

AXA Equitable Separate Account I

AXA Equitable Separate Account 45

AXA Equitable Separate Account 49

AXA Equitable Separate Account 65

AXA Equitable Separate Account 66

AXA Equitable Separate Account 70

AXA Equitable Separate Account 206

AXA Equitable Separate Account 301

2